Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Record Quarterly Revenues and Profits

Increased Deliveries of New Truck Models and Record Parts Performance Drive Results

July 26, 2022, Bellevue, Washington – “PACCAR achieved record revenues and net income in the second quarter of 2022 due to increased deliveries of new truck models, excellent gross margins and record PACCAR Parts results,” said Preston Feight, chief executive officer. “PACCAR Parts achieved record quarterly sales and profits due to high truck utilization and industry-leading logistics performance that enhanced customer uptime. PACCAR Financial Services delivered excellent profitability due to its high quality portfolio and strong used truck prices. I am very proud of our employees for delivering the highest quality trucks and transportation solutions to our customers.”

PACCAR earned net income of $720.4 million ($2.07 per diluted share) in the second quarter, an increase of 45% compared to $495.5 million ($1.42 per diluted share) earned in the same period last year. Second quarter net sales and financial services revenues were $7.16 billion, compared to $5.84 billion achieved in the second quarter of 2021. PACCAR achieved Truck, Parts and Other gross margins of 14.4% compared to 13.5% in the same period last year.

PACCAR reported first half net income of $1.32 billion ($3.79 per diluted share), compared to $966.3 million ($2.77 per diluted share), earned in the first six months of last year. Net sales and financial services revenues for the first six months of 2022 were $13.63 billion, compared to $11.69 billion achieved last year.

Quarterly Dividend

PACCAR’s Board of Directors declared a regular quarterly cash dividend of thirty-four cents ($.34) per share, payable on September 7, 2022, to stockholders of record at the close of business on August 17, 2022.

Financial Highlights – Second Quarter 2022

Highlights of PACCAR’s financial results for the second quarter of 2022 include:

•	Net sales and revenues of $7.16 billion.
•	Net income of $720.4 million.
•	Global truck deliveries of 46,900 units.
•	PACCAR Parts revenues of $1.43 billion.
•	PACCAR Parts pretax income of $353.3 million.
•	PACCAR Financial Services pretax income of $144.4 million.
•	Manufacturing cash and marketable securities of $4.69 billion.
•	Cash generated from operations of $638.2 million.
•	Stockholders’ equity of $12.52 billion.

Financial Highlights – First Half 2022

Highlights of PACCAR’s financial results for the first six months of 2022 include:

•	Net sales and revenues of $13.63 billion.
•	Net income of $1.32 billion.
•	Capital investments of $234.5 million and R&D expenses of $158.4 million.
•	PACCAR Parts pretax income of $693.5 million.
•	PACCAR Financial Services pretax income of $291.4 million.
•	Cash generated from operations of $1.10 billion.
•	Medium-term note issuances of $1.63 billion.

Global Truck Markets Are Strong

“Strong freight tonnage, excellent industry truck utilization and ongoing customer demand for new Kenworth and Peterbilt trucks highlighted the second quarter. Customers appreciate the enhanced fuel efficiency and advanced technology in Kenworth and Peterbilt’s new heavy- and medium-duty trucks,” commented Darrin Siver, senior vice president. Class 8 industry retail sales in the U.S. and Canada are estimated to be in a range of 260,000-290,000 trucks this year. Kenworth and Peterbilt’s Class 8 retail sales market share is 29.4% year-to-date.

Peterbilt 579 Truck

“DAF’s innovative range of premium new trucks has resulted in excellent demand and an increase in DAF’s European above 16-tonne year-to-date market share to 17.5%,” shared Harry Wolters, DAF president. “The new DAF trucks are delivering the highest fuel efficiency in the industry, which is appealing to our customers faced with increased energy costs.” European truck industry registrations in the above 16-tonne segment are estimated to be in a range of 270,000-300,000 vehicles this year.

Mike Dozier, senior vice president, said, “The South American above 16-tonne truck market is robust this year and in the range of 125,000-135,000 units.” DAF Brasil’s market share was 6.9% in the above 16-tonne truck segment in the first six months of this year.

PACCAR Demonstrates Zero Emissions Leadership

A DAF CF Electric truck became the first battery electric heavy truck to summit Austria’s highest mountain pass on the Grossglockner Alpine Road. The vehicle exhibited superb power and maneuverability through 30 miles, 36 hairpin bends and a grade of 12%. The DAF CF Electric is used by customers in applications such as regional distribution, refuse collection and port drayage. John Rich, chief technology officer, said, “The DAF CF Electric demonstrates PACCAR’s leadership in battery electric vehicles. PACCAR has increased electric vehicle production this year, with several hundred units in the backlog.”

DAF CF Electric Truck on Grossglockner Alpine Road

PACCAR Parts Achieves Record Quarterly Revenues and Profits

PACCAR Parts earned quarterly pretax income of $353.3 million in the second quarter of 2022, 32% higher than the $266.8 million earned in the same period last year. PACCAR Parts achieved second quarter revenues of $1.43 billion, compared to the $1.21 billion reported in the same period last year. PACCAR Parts first half 2022 revenues were $2.82 billion, compared to $2.37 billion in the same period last year. PACCAR Parts achieved pretax profit of $693.5 million in the first six months of 2022, compared to $518.4 million earned in the first six months of 2021.

“Customers’ increased truck utilization and higher average fleet age contributed to PACCAR Parts’ record results. PACCAR Parts’ advanced technology solutions increase customers’ uptime by providing optimized logistics support from 18 strategically located PDCs,” noted Laura Bloch, PACCAR vice president and PACCAR Parts general manager. “PACCAR Parts’ innovative programs include TRP all-makes parts, 250 independent TRP stores, managed dealer inventory and innovative e-commerce technology. The growing TRP business is designed to increase PACCAR’s parts business by offering high quality TRP components for older PACCAR trucks, as well as vehicles manufactured by other companies.”

PACCAR Parts global PDCs support more than 2,200 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts will open a new 260,000 square foot PDC in Louisville, Kentucky in the third quarter to further enhance parts availability for customers and dealers.

TALLER MULTIMARCA
Recambios Camión
Recambios Remolque
Herramientas
Consumibles
Truckland S.L.
TALLER MULTIMARCA
RECAMBIOS CAMION
RECAMBIOS REMOLQUE

TRP Parts Store

Financial Services Companies Achieve Excellent Results

PACCAR Financial Services (PFS) earned pretax income of $144.4 million in the second quarter this year compared to $106.5 million in the second quarter of 2021. PFS achieved second quarter 2022 revenues of $372.5 million compared to $456.3 million in the same period last year. For the first six months of 2022, PFS earned pretax income of $291.4 million compared to $182.9 million last year. First half 2022 revenues were $738.7 million compared with $888.3 million for the same period a year ago. Todd Hubbard, vice president, said, “PFS achieved excellent second quarter results due to its high quality portfolio and strong used truck performance. Fleet operators and drivers appreciate the many advantages of Peterbilt, Kenworth and DAF pre-owned trucks, including outstanding durability and reliability.” A new PFS used truck facility will open this year in Madrid, Spain. Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks.

PFS has a portfolio of 210,000 trucks and trailers, with total assets of $16.04 billion. PacLease, a major full-service truck leasing company in North America, Europe and Australia with a fleet of 39,000 vehicles, is included in this segment.

PACCAR Financial Used Truck Center in Madrid, Spain (Rendering)

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR Financial Services has excellent access to the debt markets, issuing commercial paper on a regular basis and $1.63 billion of two-, three- and five-year term notes during the first half of 2022.

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be in a range of $425-$475 million, and research and development expenses to be in a range of $330-$350 million, this year. “PACCAR is increasing its investment in clean diesel and electric powertrain technologies, autonomous systems, connected vehicle services, next-generation manufacturing and parts distribution capabilities,” said Harrie Schippers, president and chief financial officer. “In the second quarter, Kenworth began construction of a state-of-the-art 105,000 square-foot expansion at its Chillicothe, Ohio truck factory.”

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 26, 2022, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q2 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through August 2, 2022. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
Truck, Parts and Other:
Net sales and revenues	$6,786.2	$5,387.6	$12,892.6	$10,801.1
Cost of sales and revenues	5,811.0	4,659.4	11,096.5	9,349.1
Research and development	80.4	84.4	158.4	164.5
Selling, general and administrative	144.9	132.2	292.9	262.1
Interest and other (income), net	(22.4)	(17.2)	(54.4)	(30.4)

Truck, Parts and Other Income Before Income Taxes	772.3	528.8	1,399.2	1,055.8

Financial Services:
Revenues	372.5	456.3	738.7	888.3
Interest and other	191.8	318.1	375.1	638.8
Selling, general and administrative	31.9	32.2	67.6	63.4
Provision for losses on receivables	4.4	(.5)	4.6	3.2

Financial Services Income Before Income Taxes	144.4	106.5	291.4	182.9
Investment income	5.4	5.0	2.9	9.9

Total Income Before Income Taxes	922.1	640.3	1,693.5	1,248.6
Income taxes	201.7	144.8	372.6	282.3

Net Income	$720.4	$495.5	$1,320.9	$966.3

Net Income Per Share:
Basic	$2.07	$1.42	$3.79	$2.78
Diluted	$2.07	$1.42	$3.79	$2.77

Weighted Average Shares Outstanding:
Basic	348.4	347.8	348.3	347.7
Diluted	348.8	348.5	348.8	348.5

Dividends declared per share	$.34	$.34	$.68	$.66

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2022	2021*
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$4,694.3	$4,813.0
Trade and other receivables, net	1,959.7	1,575.1
Inventories, net	2,232.2	1,976.0
Property, plant and equipment, net	3,368.0	3,398.1
Equipment on operating leases and other, net	2,293.6	2,328.3
Financial Services Assets	16,040.9	15,418.9

	$30,588.7	$29,509.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$6,227.9	$6,268.7
Financial Services Liabilities	11,842.8	11,646.7
STOCKHOLDERS' EQUITY	12,518.0	11,594.0

	$30,588.7	$29,509.4

Common Shares Outstanding	347.7	347.3

* In the first quarter of 2022, the Company changed the method of accounting for its U.S. inventories from last-in-first-out (LIFO) to first-in-first-out (FIFO). The effects of the change in accounting principle, which were not significant, have been retrospectively applied to all prior periods presented and will be included in PACCAR Inc's Second Quarter 10-Q.

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30,	2022	2021
OPERATING ACTIVITIES:
Net income	$1,320.9	$966.3
Depreciation and amortization:
Property, plant and equipment	155.3	133.8
Equipment on operating leases and other	227.3	348.6
Net change in trade receivables, inventory and payables	62.3	(447.1)
Net (increase) decrease in wholesale receivables on new trucks	(570.4)	163.4
All other operating activities, net	(97.9)	(297.3)

Net Cash Provided by Operating Activities	1,097.5	867.7

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(266.9)	(242.4)
Acquisitions of equipment for operating leases	(472.4)	(550.9)
Net increase in financial services receivables	(425.1)	(318.0)
Net increase in marketable debt securities	(89.6)	(16.0)
Proceeds from asset disposals and other	375.0	460.6

Net Cash Used in Investing Activities	(879.0)	(666.7)

FINANCING ACTIVITIES:
Payments of cash dividends	(757.6)	(471.8)
Purchases of treasury stock	(1.9)	(1.4)
Proceeds from stock compensation transactions	18.4	30.1
Net increase (decrease) in debt and other	395.1	(208.4)

Net Cash Used in Financing Activities	(346.0)	(651.5)
Effect of exchange rate changes on cash	(69.5)	(19.3)

Net Decrease in Cash and Cash Equivalents	(197.0)	(469.8)
Cash and cash equivalents at beginning of period	3,428.3	3,539.6

Cash and cash equivalents at end of period	$3,231.3	$3,069.8

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
Sales and Revenues:
Truck	$5,336.4	$4,152.2	$10,033.5	$8,385.2
Parts	1,434.7	1,211.3	2,823.6	2,372.0
Financial Services	372.5	456.3	738.7	888.3
Other	15.1	24.1	35.5	43.9

	$7,158.7	$5,843.9	$13,631.3	$11,689.4

Pretax Profit:
Truck	$422.1	$256.5	$698.8	$526.5
Parts	353.3	266.8	693.5	518.4
Financial Services	144.4	106.5	291.4	182.9
Investment Income and Other	2.3	10.5	9.8	20.8

	$922.1	$640.3	$1,693.5	$1,248.6

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
United States and Canada	$4,381.1	$3,595.9	$8,142.5	$7,129.5
Europe	1,783.3	1,457.8	3,656.6	3,048.1
Other	994.3	790.2	1,832.2	1,511.8

	$7,158.7	$5,843.9	$13,631.3	$11,689.4

NEW TRUCK DELIVERIES

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
United States and Canada	24,400	22,600	45,100	45,600
Europe	15,400	11,800	31,500	25,500
Other	7,100	5,700	13,300	11,200

	46,900	40,100	89,900	82,300